Exhibit 10.1

Description of CLR Cash Bonus Plan

Adopted February 22, 2013

On February 22, 2013, the Compensation Committee approved a cash bonus plan that will apply to certain employees of the Company, including the Company’s executive officers (the “CLR Bonus Plan”). The CLR Bonus Plan is designed to reward the Company’s employees and executive officers for achieving annual performance and strategic goals. The CLR Bonus Plan provides for the annual payment of cash bonuses, starting with bonuses for 2013, which we expect to pay in 2014.

Under the CLR Bonus Plan, the bonus pool will be budgeted based on the aggregate target bonus amount of all employees participating in the CLR Bonus Plan (referred to herein as the “Target Pool Size”). The size of the bonus pool will be initially set within a range based on the following factors: production growth (weighted at 40%); reserve growth (weighted at 35%); and adjusted earnings per share (weighted at 25%). The Compensation Committee has complete discretion to increase, decrease or leave the size of the pool unchanged. In making the determination whether to adjust the size of the pool, the Compensation Committee will consider such matters as it deems relevant, including the Company’s performance against key strategic and other initiatives identified by the Compensation Committee in areas such as health, safety and environmental, production costs and cycle times, maintenance of financial and other ratios, budget compliance and business process improvements. The size of the bonus pool as determined by the Compensation Committee is referred to herein as the “Final Pool Size.” The ratio of the Target Pool Size to the Final Pool Size will be used to determine the Company multiplier in the calculation of an individual’s bonus amount under the CLR Bonus Plan.

Individual awards for participants in the CLR Bonus Plan, including CLR’s executive officers, will be calculated utilizing the following formula:

Base Earnings x Target Bonus x Company Multiplier x Individual Multiplier = Initial Bonus Amount

The target annual cash bonus amounts for CLR’s executive officers under the CLR Bonus Plan will be determined by the Compensation Committee and in the case of Mr. Hamm, also presented to the Board which retains the discretion to increase or decrease Mr. Hamm’s target annual cash bonus amount.

Except for Mr. Hamm, our Chairman of the Board and Chief Executive Officer, the individual multiplier for bonuses will be based on the subjective evaluation of each of our executive officer’s supervisor or supervisors. Mr. Hamm’s individual multiplier will be determined based on the subjective evaluation of the Compensation Committee.

Once our executive officers’ Initial Bonus Amounts are calculated, they will be presented to the Compensation Committee for review, and in the case of Mr. Hamm also presented to the Board, both of which retain the discretion to increase or decrease individual Initial Bonus Amounts and determine final awards.